EXHIBIT 99.4

CONSENT OF SMH CAPITAL, INC.

We hereby consent to the references to us under the captions “Financial Advisors - Resaca Financial Advisor,” “The Merger -  Background of the Merger,” “- Resaca’s Reasons for the Merger and the Share Issuance,” and “- Analysis of Financial Advisor to the Resaca Board of Directors,” in the Registration Statement on Form S-4 of Resaca Exploitation, Inc.

/s/ Sylvia Barnes

SMH CAPITAL INC.

Houston, Texas

October 22, 2009